FILED
IN  THE  OFFICE  OF  THE
SECRETARY  OF  THE
STATE  OF  NEVADA
____  20,  1992

                                    AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                                P.R. STOCKS, INC.

     Pursuant to the provisions of Section 78.385 of the Nevada Revised Statutes, P.R. Stocks, Inc. adopts the following amendments to its Articles of
Incorporation:

     1. The undersigned hereby certify that on July 2, 1991, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of
Directors:

          BE IT RESOLVED: That the President of the corporation, Elliott R. Pearson, is hereby authorized and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation to call a special meeting of the stockholders to be held on Tuesday, July 2, 1991 at 12:00 noon, local time, at 50 West Liberty, Suite 980, Reno, Nevada 89501 for the following purposes:

          (a)     To  change  the  name  of the corporation to NATIONAL HEALTH &
                                                               -----------------
SAFETY  CORPORATION.
   -----------------

          (b) To consider a vote upon a proposal to effect a reverse-split of the common stock of the Company on the basis of one (1) share for thirty (30) shares.

          (c) To consider a vote upon a proposal to amend the Company's Articles of Incorporation pertaining to the capitalization, which proposal provides for an increase in the number of shares of common stock from 25,000,000 shares to 100,000,000 shares having a par value of One Mill ($0.001) per share.

          2. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes, a majority of the stockholders holding 2,207,00 shares of the 3,432,150 shares outstanding of P.R. Stocks, Inc. gave their written consent that a Special Meeting of the Shareholders be held on Tuesday, July 2, 1991, at 50 West Liberty, Suite 980, Reno, Nevada 89501, at 12:00 noon, local time, and with regard thereto, the undersigned certify as follows:

          a. The proposal to amend Article I which is set forth below was adopted by 2,207,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

          b. The proposal to effect a reverse-split of the common stock of the Company on the basis of one (1) share for thirty (30) shares was adopted by 2,207,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

          c. The proposal to amend Article IV of the Articles of Incorporation, which is set forth below, was adopted by 2,207,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

          I.     NAME:     The  name  of  the  corporation is: NATIONAL HEALTH &
                 -----
SAFETY  CORPORTION

          IV.     AUTHORIZATION OF CAPITAL STOCK:     The corporation shall have
                  -------------------------------
the authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) SHARES of capital stock, with each share having a par value of One Mill ($0.001) per share. All stock when issued will be fully paid and non-assessable. The holders of shares of the capital stock of the corporation shall not be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. Each share of capital stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy. Cumulative voting for the election of directors and all other matters brought before stockholders' meetings , whether they be annual or special, shall not be permitted.

     IN WITNESS WHEREOF, the undersigned hereunto affix their signatures this 2nd day of July, 1991.

                              P.R.  STOCKS,  INC.
                              /s/  Elliott  R.  Pearson
                              _________________________
                              By:  Elliott  R.  Pearson
                              President


                              /s/  Madlyn  Greene
                              ___________________
                              By:  Madlyn  Green
                              Secretary


STATE  OF  CALIFORNIA     )
COUNTY  OF  SANTA  CLARA  )  ss.

     On this 6th day of September 1991 before me, the undersigned, a Notary Public in and for the State of Nevada, personally appeared Elliott R. Pearson, the duly elected President of P.R. Stocks, Inc., known to me to be the persons described in and who executed the foregoing Amendment to the Articles of Incorporation and who acknowledged to me that they executed the same freely and voluntarily on behalf of and in their capacities as the President of P.R. Stocks, Inc.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                   /s/  Katherine  Pfaff
                                   _________________________________
                                   Notary  Public  in  and  for  the
                                   State  of  Nevada

My  Commission  Expires:
4-14-1992
________________________